Exhibit 99.1

PRESS RELEASE

SMARTKEM, INC. RECEIVES $12.2 MILLION IN INITIAL CLOSING OF PRIVATE PLACEMENT

Manchester, England – June 15, 2023 – SmartKem, Inc. (“SmartKem” or the “Company”) (OTCQB: SMTK), a company seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs), today announced that it had sold in a private placement an aggregate of (i) 9,229 shares of its Series A-1 Convertible Preferred Stock, stated value $1,000 per share, (ii) 2,950 shares of its Series A-2 Convertible Preferred Stock, stated value $1,000 per share, (iii) Class A Warrants to purchase up to 48,716,000 shares of its common stock and (iv) Class B Warrants to purchase up to 27,943,860 shares of its common stock, for aggregate gross proceeds of approximately $12.2 million before deducting placement agent fees and other offering expenses. The shares of A-1 Convertible Preferred Stock are initially convertible into an aggregate of 36,916,000 shares of common stock of the Company, and the shares of Series A-2 Convertible Preferred Stock are initially convertible into an aggregate of 11,800,000 shares of common stock of the Company, in each case, at a conversion price of $0.25 per share. The Class A Warrants have an exercise price of $0.25 per share, are exercisable immediately, and will expire five years from the date of issuance. The Class B Warrants have an exercise price of $0.01 per share, are exercisable immediately, and will expire five years from the date of issuance.

The Company may sell additional securities in the private placement for aggregate proceeds of up to $18.0 million, less the gross proceeds received at the initial closing described above on or prior to 5:00 p.m. on June 23, 2023.

SmartKem intends to use the net proceeds from the private placement for working capital and general corporate purposes.

The Special Equities Group, a division of Dawson James Securities, Inc., and Katalyst Securities LLC acted as the placement agents for the private placement.

The securities offered in the private placement are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements.

The Company has agreed to file a registration statement with the SEC covering the resale of the shares of the common stock underlying the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Class A Warrants no later than forty-five days following the earlier of the final closing of the private placement or the expiration date of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

SmartKem’s OTCQB information can be found on the OTC Markets website: www.otcmarkets.com/stock/SMTK/overview

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

About SmartKem

SmartKem is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. SmartKem’s patented TRUFLEX® semiconductor and dielectric inks, or liquid electronic polymers, are used to make a new type of transistor that could potentially revolutionize the display industry. SmartKem’s inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing models. The company’s electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches and smartphones.

SmartKem develops its materials at its research and development facility in Manchester, UK, its semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK and retains a field application office in Taiwan. The company has an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets. For more information, visit: www.smartkem.com and follow us on LinkedIn and Twitter @SmartKemTRUFLEX.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the possibility of receiving additional proceeds from the sale of securities in the private placement, the intended use of proceeds from the private placement, SmartKem’s expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on SmartKem Inc.’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact Details:

Barbra Keck, Chief Financial Officer, SmartKem

b.keck@smartkem.com

Selena Kirkwood, Head of Communications, SmartKem

s.kirkwood@smartkem.com

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com